ANNUAL STATEMENT OF COMPLIANCE
Reference is hereby made to that certain Pooling and Servicing Agreement dated as of
November 1, 2012, by and among GS Mortgage Securities Corporation II, as Depositor, Wells Fargo Bank,
National Association, as Master Servicer, Rialto Capital Advisors, LLC, as Special Servicer, Pentalpha
Surveillance LLC, as Operating Advisor and U.S. Bank National Association as Certificate Administrator
and Trustee, with respect to Commercial Mortgage Pass-Through Certificates Series 2012-GCJ9 (the
"Agreement"). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the
Agreement.
Pursuant to Section 10.08 of this Agreement, I, Daniel Bober, Executive Vice President of
Commercial Mortgage Services do hereby certify that:
1.
A review of the activities of the Servicer during the period from November 1, 2012 through
December 31, 2012, and of its performance per the Agreement during such period has been made under my supervision, and
2.
To the best of my knowledge, based on such review, the Servicer, has fulfilled all of its obligations under this Agreement in all material respects throughout the period November 1,
2012 through December 31, 2012.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 13th day of
March 2013.
/s/Daniel Bober
Daniel Bober
Executive Vice President
Wells Fargo Bank